Exhibit 10.17.1

WIL RESEARCH LABORATORIES, LLC Master Laboratory Services Agreement

This Master Laboratory Services Agreement (the "Agreement,") dated as of October 2, 2007, is by and between Intercept Pharmaceuticals, whose address is 18 Desbrosses Street, New York, NY 10013 (“Sponsor”) and WIL Research Laboratories, LLC, a Delaware limited liability company, whose address is 1407 George Road, Ashland, Ohio 44805 ("WIL").

WITNESSETH

WHEREAS, Sponsor has now, and from time to time in the future may have, the desire to engage WIL to perform research and/or laboratory services; and

WHEREAS, WIL desires to provide such services on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and of the mutual promises and covenants contained herein, the adequacy of which is hereby acknowledged by each of the parties, the parties hereto agree as follows:

1.           Services and Work Order

WIL shall use its commercially reasonable efforts to provide all services (“Services”) for each study (each a “Study”) as set forth in a Work Order (as defined below). Services provided by WIL shall be subject to the terms and conditions of this Agreement. All such Services shall be the subject of a Work Order substantially in the form of Exhibit A (each a “Work Order”). Each Work Order shall include, without limitation, the following with respect to the applicable Study: (i) the protocol (“Protocol”) and (ii) a fee and payment schedule for the Services. After a Work Order is agreed upon and executed by the parties hereto, such Work Order shall then be a part of this Agreement. There will be no limit to the number of Work Orders that may be added to this Agreement. WIL shall have no obligation to reserve Study space at its facilities; to receive animal models; to purchase Study supplies; nor shall WIL have any obligation to commence Services with respect to a particular Study until the relevant Work Order is executed by both parties hereto; provided, that WIL may reserve Study space at its facilities and/or purchase non-animal Study supplies for a Study before a Work Order is executed upon the Sponsor executing a Study outline, which Study outline shall be substantially in the form attached hereto as Exhibit B (each a “Study Outline”). Notwithstanding the foregoing, in no event shall WIL receive animal models until a Work Order is executed for the relevant Study.

2.           Change Orders

In the event that Sponsor would like WIL to alter the Services to be provided under a given Work Order, the parties hereto shall agree upon a written change order substantially in the form of Exhibit C (each a “Change Order”) prior to the provision of said changed Services. The Change Order shall constitute an amendment to the applicable Work Order and shall be considered part of this Agreement.

WIL Research Laboratories, llc 1407 george road ashland,oh 44805-9281 (419)289-8700 fax (419) 289-3650

Improving human health and protecting the environment through scientific research services.®

3.           Study Director

WIL shall appoint a study director to be responsible for each Study (the “Study Director”). The Study Director will coordinate performance of the Study with the Sponsor’s designated representative, which representative shall have responsibility over all matters related to performance of the Study on behalf of Sponsor. WIL will not change the Study Director without the prior approval of Sponsor, which approval shall not be unreasonably delayed, conditioned, or withheld.

4.           Compensation

Sponsor shall pay compensation to WIL for Services provided in connection with a Study in accordance with the terms of the applicable Work Order. WIL will invoice the Sponsor on each date a payment is due in accordance with the applicable Work Order. Payment is due upon receipt of an invoice. In the event Sponsor fails to pay an invoice within 45 days of its issuance date, WIL, upon notice to Sponsor, may in its sole discretion, charge the Sponsor a late fee equal to 1.5% per month on the unpaid balance of such invoice until such invoice is paid in full (including any assessed late fees) or treat such non-payment as notice by Sponsor of the termination of such Study (in such event, Section 5(c) shall apply).

5.           Term and Termination

a)          The term of this Agreement shall be five (5) years from the date hereof, unless earlier terminated as permitted herein. The term of this Agreement shall automatically extend for successive one year periods, unless either party gives the other party written notice that it will not extend this Agreement at least sixty (60) days prior to the end of the then current term.

b)          Either party may terminate this Agreement upon ninety (90) days’ prior written notice to the other party. In the event at the time of any such termination there are uncompleted Studies, then this Agreement shall remain in full force and effect with respect to and for the duration of such uncompleted Studies.

c)          Sponsor may at any time terminate a Study upon written notice to WIL. Immediately upon receipt of such notice, WIL shall use its commercially reasonable efforts to minimize the cost to Sponsor resulting from such termination. In the event of such termination, Sponsor shall pay to WIL: (a) all amounts due and owing under the applicable Work Order through the date of termination, whether invoiced or not; (b) all charges for the work performed and expenses (including uncancellable or unreimbursed expenses) incurred by WIL prior to termination, and (c) any and all expenses which may be incurred, by WIL in connection with terminating the study. In addition, sponsor may be required to pay WIL additional fees in respect of the termination. In no event shall the fee exceed the total study price as set forth in the Work Order.

d)          In addition to any provisions which, by their nature, are intended to survive the termination or expiration of this Agreement, the following provisions shall survive the termination or expiration of this Agreement: 5(c), 6, 7, 8, 12 and 17.

6.           Confidential Information

Each party hereto hereby agrees to continue to abide by the terms of that certain Confidentiality Agreement by and between Sponsor and WIL dated as of October 2, 2007 (the “Confidentiality Agreement”). For purposes of this Agreement, the term “Confidential Information” shall have the meaning ascribed in the Confidentiality Agreement. Any violation of the terms of the Confidentiality Agreement shall be deemed to be a violation of the terms of this Agreement. All Work Product (as defined below) shall constitute Confidential Information of Sponsor.

7.           Work Product; Transfer and Archiving

a)          Assuming the payment by Sponsor of all amounts invoiced hereunder, all tissues, tissue blocks, specimens, slides and data prepared or generated by WIL in the course of performing Services for Sponsor hereunder (“Work Product”) shall be owned by Sponsor and shall be transferred to Sponsor upon its request. Any Work Product shipped by WIL to Sponsor or any third party will be appropriately packaged and labeled as defined by WIL’s standard operating procedures and delivered to a common carrier for shipment. Sponsor shall hold WIL harmless from and against all loss or damage or claims of loss or damage to any Work Product during shipment by a common carrier. Sponsor shall be responsible for the insurance premium and for notifying WIL, in writing, of its desire to insure shipments at a rate that exceeds the common carrier’s standard liability limit. In the event that a claim results, Sponsor shall be responsible for substantiating (if required by the insurer) the value of the Work Product and seeking reimbursement of any loss.

b)          Sponsor will have 180 days from the date WIL issues the final report under a Study to either (i) request the transfer of such Study’s Work Product to Sponsor or a third party (such transfer to be made in accordance with Section 7(a) above) or (ii) if not specified in the Work Order, provide notification of its intention to continue to archive the Study’s Work Product at WIL. If Sponsor fails to so notify WIL, subject to Section 7(c) below, WIL will archive such Work Product until Sponsor provides further written instructions. With respect to the archiving of such Work Product, unless otherwise set forth in the relevant Work Order, WIL shall charge Sponsor WIL’s then current rates for the provision of such archiving services from and after the expiration of the 180-day period set forth above, but no later than 365 days from the date WIL issues the audited draft report. WIL will invoice Sponsor on an annual basis for such archiving services and the payment provisions of Section 4 shall apply thereto.

c)          Notwithstanding the foregoing, upon completion of a Study or at any time thereafter, WIL may make a written request to Sponsor for permission to dispose of the Work Product or any of Sponsor’s other property. Failure by Sponsor to respond to such request within 120 days of receipt shall be considered as tacit approval by Sponsor for disposal of the Work Product or Sponsor’s other property in the manner described in WIL’s written request.

d)          If Sponsor fails to pay any invoice for archiving services, WIL may, in its sole discretion, upon 30 days written notice to Sponsor, destroy the archived Work Product.

e)          Upon completion of a Study, all compounds and/or other substances that are furnished to WIL by Sponsor and which have not been consumed during the Study, or which are not required to be stored as samples for purposes of validating the Study, shall be returned to Sponsor.

8.            Intellectual Property (IP) Ownership

a)          WIL agrees that all information or data collected, generated or prepared during a Study; and all discoveries, inventions or improvements, whether patentable or not, other than WIL IP (as defined below) arising out of a Study and relating to the articles or substances studied or the use thereof shall be the property of the Sponsor (“Sponsor IP”). At the request and sole expense of Sponsor, WIL agrees to assign to Sponsor any and all of WIL’s right, title and interest in Sponsor IP.

b)          Sponsor shall have no property rights in WIL’s testing methods, practices, procedures, tests, test apparatus, equipment or information related to the conduct of WIL’s business, or any inventions, improvements or developments related thereto (“WIL IP”). Such WIL IP shall be the sole and exclusive property of WIL.

9.            Independent Contractors

WIL and Sponsor agree that WIL is an independent contractor and that no provision in this Agreement shall be construed to make WIL an employee, agent or representative of Sponsor, or shall be deemed to create a partnership or joint venture between the parties. Neither party shall hold itself out to third persons as purporting to act on behalf of, or serving as the agent of, the other party.

10.         Subcontract

WIL shall not subcontract any Services to be provided hereunder, without obtaining Sponsor’s prior consent, which shall not be unreasonably delayed, withheld or conditioned.

11.         Compliance with Law

In the performance of this Agreement, WIL shall comply fully with all applicable laws, rules, and regulations, including those of the United States Department of Agriculture, the Association for Assessment and Accreditation of Laboratory Animal Care International, Good Laboratory Practices as promulgated by the Food and Drug Administration, the Environmental Protection Agency and all other regulatory agencies having jurisdiction over a Study. In the event any such government regulatory requirements shall change during the course of a Study, and such new requirements necessitate a change in a Work Order (including a change to a Protocol), WIL will submit to Sponsor a revised technical and compensation proposal for Sponsor’s review and acceptance prior to making any changes to such Study; provided, that WIL shall not under any circumstances be required to continue a Study if such continuance would be in violation of a law, rule or regulation. In the event of a conflict between government regulations, Sponsor and WIL shall mutually agree in writing as to the applicable regulations to be followed by WIL in its performance of the Study. In fulfilling all its obligations hereunder, Sponsor agrees to comply fully with all applicable laws, rules and regulations.

12.          Indemnification and Limitations

a)          WIL shall indemnify, defend and hold harmless Sponsor, its directors, officers, owners and employees from and against all third party loss or damage (including reasonable attorney fees and expenses) arising from (i) WIL’s material breach of this Agreement or (ii) the gross negligence or willful misconduct of WIL, except to the extent such loss or damage relates to the gross negligence or willful misconduct of Sponsor or a Sponsor indemnitee or the material breach of this Agreement by Sponsor.

b)          Sponsor shall indemnify, defend and hold harmless WIL, its directors, officers, owners and employees from and against all third party loss or damage (including reasonable attorney fees and expenses) arising from (i) Sponsor’s material breach of this Agreement (ii) the gross negligence or willful misconduct of Sponsor or (iii) Sponsor’s use or exploitation of any Sponsor IP, Work Product or Sponsor Confidential Information, except to the extent such loss or damage relates to the gross negligence or willful misconduct of WIL or a WIL indemnitee or the material breach of this Agreement by WIL.

c)          Other than as specifically set forth herein, WIL makes no representations or warranties concerning the services. Under no circumstances shall WIL be liable to Sponsor for any indirect, consequential, punitive, exemplary or special damages, including lost profits or cost of replacement materials. Subject to any limitations on remedies set forth herein, in no event shall WIL be liable to Sponsor under a Work Order, Study Outline, this agreement or any other agreement for any amounts in excess of the amount paid by Sponsor to WIL under such Work Order, Study Outline or this Agreement.

13.         Material Errors

In the event WIL commits a material error in the performance of Services for a Study, which material error causes the results of such Study to be unusable for Sponsor’s stated purposes set forth in the relevant Protocol, at Sponsor’s election, WIL will either rerun that part of the Study (or, if necessary, the whole Study) on terms mutually acceptable to WIL and Sponsor or (ii) refund to Sponsor the sums paid WIL as of that date on account of the Study. The foregoing shall be the Sponsor’s sole remedy with respect to errors of WIL in the conduct of a Study.

14.         Force Majeure

A party shall not be liable in any delay in performing its obligations (other than payment obligations) under this Agreement if its performance is delayed or prevented by acts of God, fire, terrorist acts, explosion, war, riots, strikes, law or any other cause (except financial) beyond such party’s control, but only to the extent of and during the reasonable continuance of such disability. A time for performance required by the Agreement which falls due during or subsequent to the occurrence of any of the causes referred to in this paragraph shall be deferred for a period of time equal to the period of disability resulting from such cause.

15.          Insurance

WIL shall secure and maintain in full force and effect at all times during the term of this Agreement, a policy or policies of insurance which shall be commensurate with industry standards for services substantially similar to the Services.

16.         Quality Assurance and Study Monitoring

Upon not less than five (5) days’ prior written notice, Sponsor shall have the right to (i) inspect WIL’s premises at reasonable times and with reasonable frequency, during the course of WIL’s performance of Services hereunder and (ii) review procedures then being used by WIL in its performance of Services for Sponsor, as well as all experimental data generated from said Services, including, but not limited to all written reports, notes, schedules, or similar Work Product which may document work done and results achieved.

17.         Miscellaneous

a)          This Agreement shall be interpreted in accordance with the laws of the State of Ohio without regard for its conflicts of laws principles. Actions brought under this Agreement shall be brought in any court of competent jurisdiction in the State of Ohio. Should any Ohio court find any provision to be invalid or contrary to public policy, the provisions not so found shall remain in effect and binding upon the parties. Sponsor and WIL agree to attempt in good faith to replace any invalid or unenforceable provision of this Agreement with a provision which is valid and enforceable and which expresses as closely as possible the intention of the original provision.

b)          This is a personal services contract and may not be assigned by either party without the express written consent of the other, which consent shall not be unreasonably withheld, provided either party is free to assign this Agreement without consent in connection with a transaction resulting in a change of control, merger, consolidation, acquisition of all or substantially all of its assets, or other similar transaction.

c)          The word “Agreement” as used herein means and includes this instrument, all Work Orders, Protocols and Study Outlines and any amendments, supplements, additions, schedules, exhibits or appendices to any of the foregoing which are mutually executed by WIL and Sponsor.

d)          This Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement represent the entire contract between Sponsor and WIL. There are no oral or written promises, terms, conditions, or obligations other than those contained in this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement. This Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) and the Confidentiality Agreement supersede all prior negotiations, representations or agreements, either written or oral, between the parties on the subject. No waiver of any term, provision or condition of this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) or the Confidentiality Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of any other term, provision or condition of this Agreement (including the Work Orders, Study Outlines and/or Protocols issued hereunder) or the Confidentiality Agreement. In the event the terms of a Work Order, Study Outline, Protocol or any other agreement between the parties hereto contradict any provision of this Agreement, this Agreement shall control.

e)         Each individual signing this Agreement certifies that he or she is authorized to sign this Agreement on behalf of the party which he or she represents, and to bind that party to the terms and conditions herein stated.

f)         Any notices given hereunder shall be sent by fax or email, with a confirmation copy sent via overnight courier to the following addresses (or such other address as a party may designate as a notice address in a written notice to the other party) and shall be deemed delivered when received (or if received on a weekend or holiday, on the next business day thereafter) as follows:

If to Sponsor:

Dennis C. Earle, MS, MBA

VP-Program Management

Intercept Pharmaceuticals

18 Desbrosses Street

New York, NY 10013

646-747-1007

If to Service Provider:

James M. Rudar, MBA

Director, Marketing and Finance

WIL Research Laboratories, LLC

1407 George Road

Ashland, OH 44805

Phone: (419) 289-8700

Email: jrudar@wilresearch.com

g)         Sponsor shall not use WIL’s name or the names of WIL’s employees in any advertising or sales promotional material or in any publication without prior written permission of WIL. WIL shall not use Sponsor’s name or the names of Sponsor’s employees in any advertising or sales promotional material or in any publication without prior written permission of Sponsor.

h)         In the event of a dispute relating to this Agreement, the parties shall attempt to resolve the dispute prior to taking any action. Should the dispute not be resolved within thirty (30) days, each party shall be free to seek any remedy legally available to it in accordance with this Agreement. Notwithstanding the foregoing, either party shall be free to seek interim legal relief in a court of competent jurisdiction in the event that the other party’s breach of this Agreement would reasonably be expected to cause such party irreparable harm.

i)         Unless otherwise agreed to in writing, neither party shall solicit for hire any employee of the other during the term of this Agreement and for twelve (12) months thereafter, provided, that this provision shall not prevent either party from utilizing general solicitations for hiring purposes, and hiring persons who respond to such general solicitations.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective authorized representatives.

INTERCEPT PHARMACEUTICALS		WIL RESEARCH LABORATORIES, LLC

By:	/s/ Dennis C. Earle	By:	/s/ Janet Meade for James M. Rudar
	Name: Dennis C. Earle, MS, MBA		Name: James M. Rudar, MBA
	Title: VP-Program Management		Title: Director, Marketing and Finance

EXHIBIT A

WIL RESEARCH LABORATORIES, LLC

1407 George Road

Ashland, Ohio 44805-9281

WORK ORDER

WIL Project Number: WIL-	Date:

Pursuant to the Master Laboratory Services Agreement dated                  , 200    , by and between Sponsor and WIL (the “Master Services Agreement”) and in consideration of the mutual promises contained therein and for other good and valuable consideration the receipt and adequacy of which each of the parties does hereby acknowledge, the parties hereby agree to amend the Master Services Agreement by adding the attached Work Order entitled                                                                               , which is designated Work Order WIL-                           (“Work Order”). This Work Order is effective as of                   , 200   . Any capitalized terms used herein and not defined shall have the meanings ascribed to them in the Master Services Agreement.

PROTOCOL

WIL shall conduct the studies described in and required by the Protocol (as identified below). Except as otherwise provided by this Work Order or the Master Services Agreement, WIL shall follow the procedures and methodology, and shall observe and comply with the schedules, specified in the Protocol. Incorporated herein as a part of this Work Order is the study protocol (the “Protocol”) identified as follows: “                                                                        ”. Should the Protocol be amended, supplemented or revised in any fashion after the date hereof, WIL will have the right to adjust the Protocol (including fees and payment schedule) to reflect required changes. Any such amendment, supplement or revision shall only be effective if signed by both parties hereto.

FEE AND PAYMENT SCHEDULE

Total contract price of                                                                      ($                 ) which the Sponsor shall pay upon receipt of proper invoices in the following installments:

(a)	<Insert>percent or $ upon authorization and/or execution of this Work Order;
(b)	<Insert>percent or $ upon commencement of Study;
(c)	<Insert>percent or $ upon completion of the in-life phase;
(d)	<Insert>percent or $ upon issuance of audited draft report for Study;

and

(e)	<Insert>percent or $ upon issuance of final report or 45 days after the audited draft report has been issued.

The contract price set forth in this Section 2 does not include the archiving of Work Product beyond what is contemplated in the Master Services Agreement.

In the event that additional costs are incurred beyond the amount specified in this Work Order as a result of the need for additional Services or a change (having been agreed to by the Sponsor and WIL in writing) in the scope and/or schedule of the work to be performed, the Sponsor agrees to pay such reasonable additional costs upon receipt of a proper invoice.

IN WITNESS WHEREOF, the parties here have caused this Work Order to be executed by their respective authorized representatives.

[NAME OF SPONSOR]		WIL RESEARCH LABORATORIES, LLC

By:		By:
	Name:		Name:
	Title:		Title:

EXHIBIT B

WIL Research Laboratories, LLC Quotation Page 11 of
Agency:	Sponsor:
Study Title:
Department:	Price a)	Date: Proposal:

<INSERT OUTLINE>

a)	Final price depends on the technical details in the final protocol and will be set forth in a Work Order. Base fee includes 6 months of archiving but is exclusive of analytical chemistry support. This quotation is valid for 90 days with respect to authorization of the study, provided the study is initiated within six months from the date of this outline; thereafter the study fee is subject to review.

AUTHORIZATION STATEMENT

<INSERT SPONSOR NAME> (“Sponsor”) hereby awards the above-described Study to WIL Research Laboratories, LLC (WIL”) and requests WIL to proceed with the necessary activities to initiate this study, including but not limited to, Protocol development, contract finalization, study room reservation and definitive scheduling of study-related activities. Sponsor understands that in order to maintain compliance with various international regulations and institutional animal care and use policies, WIL defines the Experimental Starting Date as the date of animal receipt by WIL; as such, an approved fully executed Work Order and Protocol must be in place under a Master Laboratory Services Agreement by and between WIL and Sponsor prior to the date WIL receives the animals necessary for the Study.

Sponsor understands that by executing this document it acknowledges financial responsibility for all costs and expenses incurred by WIL in preparation of the Study and if the Study is cancelled by Sponsor, Sponsor hereby agrees to reimburse WIL for all such costs and expenses.

Signature of Authorized Sponsor Representative	Date

Name:

Title:

Company:

EXHIBIT C

WIL Research Laboratories, LLC

Change Order

WIL Study #: WIL-	Change Order #:
Sponsor Name:	Date Issued:
Sponsor Study #:
PO #

A.     The indicated Work Order is amended as follows:

i.	Protocol

The project description is identified as:

[Enter study title as defined in original Work Order]

ii.	Compensation

An [increase] [or] [ decrease] of US$             .00 is agreed to by the Sponsor and WIL. The reason for this change is described in item B below.

The total price is increased from                                 ($            .00) to                       ($            ). The $             .00 fee represents additional costs incurred for modifications to the project as requested by the Sponsor. One Hundred percent of the additional charge ($                 ) will be due upon [execution of this Change Order] [or] [issuance of the audited draft report].

B.	Reason for change:

[                                          ]

C.	Except as expressly amended hereby, the Work Order shall continue to be and remain in full force and effect in accordance with its terms.

AGREED TO, ACKNOWLEDGED, AND ACCEPTED BY:

The parties have caused this Change Order to be executed by their duly authorized representatives, and entered into as of the date of the last party below to execute.

[Sponsor Name]	WIL Research Laboratories, LLC

By:	By:

Print Name:	Print Name:	James M. Rudar, MBA

Title:	Title:	Director, Marketing and Finance
Date:	Date: